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                                   EXHIBIT 23
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CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
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We have issued our report dated April 28, 2000 (except for the seventh and eighth paragraphs of Note K as to which the dates are May 8, 2000 and May 3, 2000, respectively) accompanying the consolidated financial statements and schedule included in the Annual Report of National Auto Credit, Inc. and Subsidiaries on Form 10-K for the year ended January 31, 2000. We hereby consent to the incorporation by reference of said reports in the Registration Statements of National Auto Credit, Inc. on Forms S-8 (File No. 2-93984, effective October 1, 1987, File No. 33-51727, effective December 28, 1993, and File No. 33-58579, effective May 31, 1995).


/s/ Grant Thornton LLP
Cleveland, Ohio
May 15, 2000




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